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As filed with the Securities and Exchange Commission on December 11, 2009
Registration No. 333-114413

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Avocent Corporation
(Exact name of registrant as specified in its charter)

Delaware	91-2032368
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
4991 Corporate Drive
Huntsville, Alabama 35805
(256) 430-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samuel F. Saracino
Executive Vice President of Legal and Corporate Affairs,
General Counsel and Secretary
Avocent Corporation
4991 Corporate Drive
Huntsville, Alabama 35805
(256) 430-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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With a copy to:
John Shively
Emerson Electric Co.
8000 West Florissant Avenue
St. Louis, Missouri 63136
(314) 553-2000

Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☑ ☐ ☐ ☐	Large accelerated filer Accelerated filer Non-accelerated filer (Do not check if a smaller reporting company) Smaller reporting company

DEREGISTRATION OF SHARES
     This Post-Effective Amendment No. 1 relates to the registration statement on Form S-3 (Registration No. 333-114413) previously filed by Avocent Corporation (“Avocent”) on April 12, 2004 with the Securities and Exchange Commission, and as subsequently amended, pertaining to the registration of shares (the “Shares”) of Avocent common stock, par value $0.001 per share (the “Common Stock”), in connection with the resale of the Shares by the former stockholders of Soronti, Inc., Crystal Link Technologies, Inc., and OSA Technologies, Inc., who received the Shares in connection with Avocent’s acquisitions of those companies (the “Registration Statement”).
     Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 5, 2009 among Emerson Electric Co. (“Emerson”), Globe Acquisition Corporation (“Globe”), a wholly owned subsidiary of Emerson, and Avocent, on October 15, 2009, Globe commenced a tender offer for all of the outstanding shares of Common Stock. The tender offer was consummated on December 11, 2009. Pursuant to the Merger Agreement, Globe will be merged with and into Avocent as soon as practicable after the consummation of the tender offer.
     Accordingly, Avocent has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Avocent to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Avocent hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 11th day of December, 2009.

AVOCENT CORPORATION
By:	/s/ Samuel F. Saracino
Samuel F. Saracino
Executive Vice President of Legal and Corporate Affairs, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael J. Borman Michael J. Borman	Chief Executive Officer and Director (Principal Executive Officer)	December 11, 2009
/s/ Edward H. Blankenship Edward H. Blankenship	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 11, 2009
/s/ Robert P. Kerley Robert P. Kerley	Vice President and Corporate Controller (Controller)	December 11, 2009
* Harold D. Copperman	Director	December 11, 2009
* Francis A. Dramis	Director	December 11, 2009
* Edwin L. Harper	Chairman of the Board	December 11, 2009
* William H. McAleer	Director	December 11, 2009
* David P. Vieau	Director	December 11, 2009
* Doyle C. Weeks	Director	December 11, 2009

*	By:	/s/ Samuel F. Saracino

Samuel F. Saracino Attorney-in-Fact